EXHIBIT 10.12

Amendment

to the IDMedical.com, Inc. 2002 Stock Plan

Pursuant to a resolution adopted by the Board of Directors on March 24, 2004, the existing stock plan of Opus Resource Group, Inc., which was originally entitled the IDMedical.com, Inc. 2002 Stock Plan (the “Plan”) has been amended.

Section 6 of the Plan originally reserved for issuance 15,000,000 shares of common stock. As a result of a 15:1 reverse stock split that occurred on September 29, 2003, the number of shares covered by the Plan was automatically adjusted down to 1,000,000 shares.

The Board of Directors has resolved to increase the number of shares covered by the Plan by an additional 3,600,000 shares, bringing the total number of shares covered by the plan to 4,600,000.

This Amendment is dated as of the 24th day of March, 2004.

Opus Resource Group, Inc.

By:	/s/ James F. Gordon

James F. Gordon, Chairman

ATTEST:

/s/ Michael J. Gordon
Michael J. Gordon, Secretary